EXHIBIT 3.1


                               CHAPMAN AND CUTLER
                             111 West Monroe Street
                             Chicago, Illinois 60603


                                January 17, 2002


Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, Illinois  60181-5555


              Re: Van Kampen Focus Portfolios, Municipal Series 365
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Ladies/Gentlemen:

         We have served as counsel for Van Kampen Funds Inc., sponsor and depositor of Van Kampen Focus Portfolios, Municipal Series 365 (the "Fund"), in connection with the preparation, execution and delivery of a trust agreement dated January 17, 2002 (the "Trust Agreement") between Van Kampen Funds Inc., as depositor (the "Depositor"), J.J. Kenny Co., Inc., as evaluator, Van Kampen Investment Advisory Corp., as supervisor, and The Bank of New York, as trustee ("the Trustee"), pursuant to which the Depositor has delivered to and deposited bonds listed in the schedules to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the several trusts (the "Trusts") of said Fund (the "Units") created under said Trust Agreement.

         In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

          1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the several Trusts of the Fund have been duly authorized; and

          2. The certificates evidencing the Units in the several Trusts of the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of such Trusts and the Depositor in accordance with the terms thereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-72942) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                                         Respectfully submitted,


                                                              CHAPMAN AND CUTLER

MJK